Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our report dated July 30, 2009 with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended May 30, 2009 of Merix Corporation, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Portland, Oregon
March 4, 2011